Exhibit 1.1

Smart Trust 276

Trust Agreement

Dated: October 26, 2016

This Trust Agreement among Hennion & Walsh, Inc., as Depositor, Hennion & Walsh Asset Management, Inc., as Supervisor and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Smart Trust, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After July 21, 2015” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

Witnesseth That:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

Part I

Standard Terms and Conditions of Trust

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

Special Terms and Conditions of Trust

The following special terms and conditions are hereby agreed to:

1. The Securities listed in Schedule A hereto have been deposited in trust under this Trust Agreement.

2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Number of units” in the “Statement of Financial Condition” in the Prospectus.

3. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under “Number of units” in the “Statement of Financial Condition” in the Prospectus.

4. The term “Deferred Sales Charge Payment Dates” shall mean the dates specified for deferred sales charge installments in the footnote to the “Fee Table” in the Prospectus.

5. The term “Distribution Date” shall mean the “Distribution Dates” set forth under “Essential Information” in the Prospectus.

6. The term “Mandatory Termination Date” shall mean the “Mandatory Termination Date” set forth under “Essential Information” in the Prospectus.

7. The term “Record Date” shall mean the “Record Dates” set forth under “Essential Information” in the Prospectus.

8. Section 1.01(b)(43) is replaced in its entirety with the following:

“ “Prospectus” shall mean the most recent prospectus relating to a Trust filed with the Securities and Exchange Commission pursuant to Rule 497 under the Securities Act of 1933, as amended.”

9. Section 2.01(b) is amended by adding the following at the beginning of the second paragraph:

“The Depositor, in each case, shall ensure that each deposit of additional Securities pursuant to this Section shall be, as nearly as is practicable, in the identical ratio as the Percentage Ratio for such Securities.”

10. Section 3.01 is replaced in its entirety by the following:

“Section 3.01. Initial Cost. Subject to reimbursement as hereinafter provided, the cost of organizing the Trust and the sale of the Units shall be borne by the Depositor, provided, however, that the liability on the part of the Depositor under this Section 3.01 shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. At the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period (as certified by the Depositor to the Trustee), the Trustee shall withdraw from the account(s) specified in the Prospectus or, if no account is therein specified, from the Capital Account, and pay to the Depositor the Depositor’s reimbursable expenses of organizing the Trust in an amount certified to the Trustee by the Depositor. In no event shall the amount paid by the Trustee to the Depositor for the Depositor’s reimbursable expenses of organizing the Trust exceed the estimated per Unit amount of organization costs set forth in the Prospectus for the Trust multiplied by the number of Units of the Trust outstanding at the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period; nor shall the Depositor be entitled to or request reimbursement for expenses of organizing the Trust incurred after the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period. If the cash balance of the Capital Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Supervisor, or distribute to the Depositor Securities having a value, as determined under Section 5.01 as of the date of distribution, sufficient for such reimbursement provided that such distribution is permissible under applicable laws and regulations. Securities sold or distributed to the Depositor to reimburse the Depositor pursuant to this Section shall be sold or distributed by the Trustee, to the extent practicable, in the Percentage Ratio then existing (unless the Trust is a RIC, in which case sales or distributions by the Trustee shall be made in accordance with the instructions of the Supervisor or its designees). The reimbursement provided for in this Section shall be for the account of Unitholders of record at the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period. Any assets deposited with the Trustee in respect of the expenses reimbursable under this Section 3.01 shall be held and administered as assets of the Trust for all purposes hereunder. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section 3.01 shall be held by the Trustee, without interest, and reserved for such purposes and, accordingly, prior to the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period, shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per Unit amount payable pursuant to the next sentence. If a Unitholder redeems Units prior to the earlier of six months after the Initial Date of Deposit or the conclusion of the initial offering period, the Trustee shall pay the Unitholder, in addition to the Unit Value of the tendered Units (in the computation of which the expenses reimbursable pursuant to this Section shall have been deducted), unless otherwise directed by the Depositor, an amount equal to the estimated per Unit cost of organizing the Trust set forth in the Prospectus, or such lower revision thereof most recently communicated to the Trustee by the Depositor, multiplied by the number of Units tendered for redemption; to the extent the cash on hand in the Trust is insufficient for such payments, the Trustee shall have the power to sell Securities in accordance with Section 6.02. As used herein, the Depositor’s reimbursable expenses of organizing the Trust shall include, but are not limited to, the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the Indenture, and other documents relating to a Trust Securities and Exchange Commission and state blue sky registration fees, the costs of the initial valuation of the portfolio and audit of a Trust, the costs of a portfolio consultant, if any, one-time licensing fees, if any, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of prospectuses (including preliminary prospectuses), expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses.”

11. Section 3.05(b)(vi) is replaced in its entirety by the following:

“(vi) In the case of a Grantor Trust, notwithstanding the foregoing, the Trustee shall not be required to make a distribution from the Income Account or the Capital Account unless the aggregate cash for distribution within the meaning of Treas. Reg 1.671-5(b)(5) from the Income Account and the Capital Account is equal to or greater than one-tenth of one percent (0.10%) of the net asset value of the Trust on the related Record Date. This provision is intended to comply with Treas. Reg. 1.671-5(c)(2)(v)(C), and shall interpreted consistent therewith and with any successor regulation.”

12. Section 3.13 is hereby deleted in its entirety.

13. The Supervisor’s annual compensation as set forth under Section 4.03 shall be that dollar amount per 100 Units set forth under “Estimated Annual Operating Expenses—Supervisor Fee” in the “Fee Table” in the Prospectus.

14. Section 6.02(d) is amended by adding the following to the end of the Section:

“Notwithstanding anything to the contrary herein, if the Trustee sells, redeems or otherwise liquidates Fund Shares pursuant to this Section 6.02 to satisfy Unit redemptions, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by a Trust.

Notwithstanding anything to the contrary herein, if a Trust is a Grantor Trust and the Trustee sells, redeems or otherwise liquidates Securities pursuant to this Section 6.02 to satisfy Unit redemptions, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by the Trust.”

15. The Trustee’s annual compensation as set forth under Section 7.04 shall be dollar amount per 100 Units set forth under “Estimated Annual Operating Expenses—Trustee Fee” in the “Fee Table” in the Prospectus.

16. The third paragraph of Section 7.04 is replaced in its entirety with the following:

“Notwithstanding anything to the contrary herein, if the Trustee sells or otherwise liquidates Fund Shares pursuant to this Section 7.04, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by a Trust.”

17. The second paragraph of Section 9.02 is amended by adding the following to the end of the Section:

“Notwithstanding anything to the contrary herein, no Unitholder of a Grantor Trust may elect to receive an In Kind Distribution in connection with the termination of such Trust within thirty (30) days of the termination of such Trust.”

In Witness Whereof, the parties hereto have caused this Trust Agreement to be duly executed on the date first above written.

The Bank of New York Mellon

By:	/s/ GERARDO CIPRIANO
Gerardo Cipriano
Vice President

Hennion & Walsh, Inc.

By:	/s/ Kevin D. Mahn
Kevin D. Mahn
Authorized Signatory

Hennion & Walsh Asset Management Inc.

By:	/s/ Kevin D. Mahn
Kevin D. Mahn
Authorized Signatory

Schedule A to Trust Agreement

Securities Initially Deposited

in

Smart Trust 276

Incorporated herein by this reference and made a part hereof is the schedule set forth under “Portfolio of Investments” in the Prospectus.